UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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BARNWELL INDUSTRIES, Inc.

(Exact name of registrant as specified in charter)

Ned L. Sherwood
MRMP-Managers LLC
Ned L. Sherwood Revocable Trust
Brian Henry
Heather Isidoro
Benjamin Pierson
Douglas Woodrum

 (Name of Persons Filing Consent Statement if other than the Registrant)

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FOR IMMEDIATE RELEASE

Directors Kinzler, Grossman & Horowitz Undermine Consent Solicitation Process in an Attempt to Retain “Control”

Vero Beach, Florida, May 15, 2025 – The Sherwood Group, a long-term and significant shareholder with approximately 29.90% of the issued and outstanding shares of Barnwell Industries, Inc. (“Barnwell” or “BRN”) today issued the following letter to Barnwell shareholders following receipt of the preliminary results disclosed in the Barnwell press release yesterday in connection with the Consent Solicitation:

Dear Barnwell Shareholders:

Yesterday, Barnwell issued a press release attempting to spin the outcome of the Consent Solicitation. When the Sherwood Group turned in our Shareholder Resolution on Tuesday, May 13 at 5:07 PM Eastern reflecting shareholder consent to the removal of Mr. Kinzler, the appointment of Sherwood Group Nominee Ms. Isidoro and repeal of the egregious Bylaw amendment made by the Board, little did we know that entrenched incumbent directors Kinzler, Grossman and Horowitz were acting in concert in the background in an attempt, we believe, to manipulate shareholders and the Consent Solicitation process with the sole goal of retaining “control” of the Board. To be clear, consents to remove Mr. Woodrum as a Director were initially below the 50% threshold when we turned in our Consents, and, therefore, Mr. Woodrum remained on the BRN Board as far as we knew. Now that we are in receipt of the results Barnwell preliminarily published, what we did not know and what Kinzler, Grossman and Horowitz materially omit from the press release is that the removal of Mr. Woodrum was a direct result of the collective actions of Kinzler, Grossman and Horowitz who manipulated all of the other Barnwell shareholders.

Kinzler, Grossman and Horowitz plotted as a “group” (without, of course, making appropriate SEC filings) and used their collective share ownership to consent on our Blue card in favor of removal of Mr. Woodrum (the only current Audit Committee financial expert on the Board). Mr. Horowitz executed the Blue consent card on May 13 voting 270,276 shares on behalf of Palm Global Small Cap Master Fund in favor FOR removal of Mr. Woodrum and AGAINST removal of himself, Kinzler and Grossman and abstaining from all other Sherwood Group proposals. Given the results delivered to us this morning, it is clear that Kinzler followed suit and executed a Blue consent card. Mr. Kinzler never submitted that Blue consent card to us. Instead, he delivered it at the 11th hour to ensure that it would result in Mr. Woodrum’s removal unbeknownst to us. In other words, although the entrenched BRN directors instructed all shareholders in their press release on May 12 to retain Mr. Woodrum, the Kinzler/Grossman/Horowitz entrenched Directors went against their own recommendation the very next day and executed this deceitful move to ensure their grip on “control” over the one Sherwood Group nominee elected, Ms. Isidoro.

Now in a press release, the entrenched trio of Directors are attempting to spin Mr. Woodrum’s removal as a mandate for their slate. Nothing could be further from the truth. In fact, without the manipulation tactics and consent of Horowitz and Kinzler, Mr. Woodrum would still be on the Barnwell Board today. Further, Mr. Kinzler has the audacity to suggest that he should remain under consideration by the Company for the 2025 Annual Meeting with ZERO regard for the fact that 53.38% of the Barnwell shareholders just consented to his immediate removal. How can a Board possibly justify bringing back a director that its own shareholders just voted to remove? And how can Grossman and Horowitz who respectively received over 49% and over 47% of shareholders consenting to remove them claim there is a lack of credibility and shareholder support behind the Sherwood Group? Almost half of the shareholders of Barnwell have spoken loudly and believe Grossman and Horowitz must also go. It is laughable that they would suggest they constitute “independent oversight.”

We are also very interested in reviewing BRN’s latest quarterly results which should be released today. You may be able to try to manipulate Board composition, but you must be accountable for the operating results of BRN.

It is our belief that all shareholders should be afforded a chance to vote for their desired Board candidates at BRN’s upcoming 2025 Annual Meeting. Why does the entrenched trio want to stop a free and fair election contest by fighting it in a Delaware Court? Maybe because they have not figured out a deceptive way to stifle the will of the unaffiliated and long suffering BRN equity holders—and they fear the outcome.

As we noted in our May 14 Press Release, we sincerely hope the Delaware Court will agree with our arguments that the applicable law and the facts showing the lengths Kinzler and his confederates have gone to lead to only one conclusion. That Kinzler and his confederates are inequitably manipulating the corporate machinery to deny you a choice, and therefore the Court should allow the Sherwood Group to move forward with a slate for the 2025 Annual Meeting. In that way, all shareholders can decide on the appropriate slate of Directors.

The Sherwood Group and its Nominees remain committed to restoring accountability, transparency, and performance to Barnwell. We believe shareholders deserve better. And most importantly, we believe they deserve a choice.

Thank you for your support,

Ned L. Sherwood

If you have any questions, please contact:

Alliance Advisors

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

Shareholders call toll-free: 1 (833) 215-7301

Email: brn2025@allianceadvisors.com

For media inquiries or further information, please contact:

Alyssa Barry

Media Relations, Alliance Advisors

abarry@allianceadvisors.com